AMERICAN SAVINGS (logo) BANK

February 7, 1997


As of and for the twelve month period ended December 31, 1996, American Savings Bank, F. A. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, American Savings Bank had in effect an errors and omissions policy in the amount of $22,500,000. Also, American Savings Bank had in effect a fidelity bond in the amount of $35,000,000 from January 1, 1996 to December 19, 1996, and in the amount of $60,000,000 for the period of December 20, 1996 to December 30, 1996.


/s/ Robert T. Barnum
Robert T. Barnum, President


/s/ Robert B. Henske
Robert B. Henske, Chief Financial Officer



We call to your attention that on 12/20/96 the Bank and certain related entities were merged with Washington Mutual, Inc. ("WMI"), and that on 12/31/96 Robert B.Henske ("Henske") was terminated as Chief Financial Officer of the Bank. Henske makes no representation regarding any matter subsequent to 12/31/96.




         17877 Van Karman Avenue 5th Floor Irvine, California 99714-6213